EXHIBIT 99.1

PRESS RELEASE  DATED April 22, 2004

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 21 PERCENT INCREASE IN 1ST QUARTER EPS AND RECORD SALES OF $684 MILLION;  2004 EPS AND CAPEX GUIDANCE INCREASES

MINNEAPOLIS, April 22, 2004  - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.40 per share for the first quarter ended March 31, 2004, a 21.2 percent increase compared to the prior year’s earnings of $0.33 per share.

First quarter net sales increased 7.1 percent to a record $684 million from $639 million in the prior year.  Currency effects accounted for 3.2 percent of the increase.  The impact of acquisitions was not significant.

“Bemis delivered solid performance this quarter,” said Jeff Curler, Bemis Company President and Chief Executive Officer. “We are capturing the benefits of our 2003 restructuring activities, successfully implementing our proven business strategy, and making strategic investments to grow the business.  I am confident that the combination of these efforts will help us achieve our goals in 2004 and position us well for growth in the future.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing about 79 percent of total company net sales, reported net sales of $539 million in the first quarter, an increase of 4.7 percent compared to the same quarter in 2003.  Currency effects accounted for about 2.4 percent of sales growth.  Operating profit for the first quarter was $73.6 million, up 10.9 percent from the first quarter of 2003.  As a percentage of net sales, operating profit increased to 13.7 percent from 12.9 percent a year ago.

“Packaging markets continue to grow toward our strengths in material technology,” said Curler. “Sales in the first quarter benefited from year-over-year increases in unit volume of value-added packaging for meat, cheese, confectionery, snack food and medical device markets.  Some of this increase was offset by lower unit sales volume to markets for bakery, pet food and industrial products.  Operating profit improvement is being driven by prudent cost management and improved sales mix.  Our product teams are working closely with customers in all markets to deliver packaging innovation, and we are making capital investments where appropriate to support our customers’ growing needs.”

Pressure Sensitive Materials

First quarter net sales from the pressure sensitive materials business segment were $145 million, a 17.0 percent increase from the first quarter of 2003.  Currency effects accounted for about 6.5 percent of this increase while a November 2003 graphics products acquisition accounted for about 3.5 percent.  Operating profit of $5.6 million or 3.9 percent of net sales for the quarter improved from the first quarter of 2003 when operating profit was $2.5 million or 2.0 percent of net sales.

Commenting on the results of the pressure sensitive materials business segment, Curler said, “We are executing a strategy that will position Bemis in niche markets where we can differentiate our products and develop strong customer relationships.  With the closure of our Las Vegas, Nevada plant in March, we expect to achieve improved performance in future quarters as we continue to control costs and improve efficiencies.”

Capital Structure

Total debt was $581 million, compared to the year-end 2003 balance of $590 million.  Debt to total capitalization was 30.3 percent at March 31, 2004, compared to 31.4 percent at December 31, 2003.

Other Costs (Income), Net

Other costs and income includes restructuring and related charges of $0.9 million offset by a $1.4 million gain on the sale of a previously closed plant in Union City, California.  It also includes a $2.6 million increase in equity income from the Company’s Brazilian joint venture.  This increase reflects improved profitability of the joint venture operations and an increase in equity ownership from 33 percent to 45 percent.

2004 Earnings Outlook

Bemis expects second quarter 2004 earnings per share to be up modestly compared to the strong first quarter level.  For the full year 2004, management is revising guidance upward and now expects to deliver diluted earnings in the range of $1.62 to $1.70 per share.  Previously announced guidance was $1.58 to $1.65 per share.

Bemis also expects to make additional capital investments in 2004 to support growing demand for particular products.  Capital expenditures for 2004 are expected to be in the range of $140 million to $145 million, a $10 million increase from previously announced guidance.

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Bemis Company, Inc. will Webcast an investor telephone conference regarding its first quarter 2004 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2003 net sales of $2.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 11,400 individuals in 52 manufacturing facilities in 10 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2003.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands of dollars except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003

Net sales	$684,037	$638,559

Costs and expenses:
Cost of products sold	540,079	507,359
Selling, general, and administrative expenses	69,981	65,830
Research and development	5,060	5,056
Interest expense	2,600	3,426
Other costs (income), net	(3,785)	(493)
Minority interest in net income	75	207

Income before income taxes	70,027	57,174

Provision for income taxes	27,000	21,700

Net income	$43,027	$35,474

Basic earnings per share of common stock	$.40	$.33

Diluted earnings per share of common stock	$.40	$.33

Cash dividends paid per share of common stock	$.16	$.14

Weighted average common shares outstanding	106,799	106,047
Weighted average common shares and common stock equivalents outstanding	107,531	107,614

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Mar 31, 2004	Dec 31, 2003
ASSETS

Cash	$70,117	$76,476
Accounts receivable, net	333,872	333,743
Inventories, net	321,645	305,182
Prepaid expenses	37,610	36,505
Total current assets	763,244	751,906

Property and equipment, net	911,311	915,275

Goodwill	439,829	450,593
Other intangible assets, net	68,757	71,149
Deferred charges and other assets	141,126	104,009
Total	649,712	625,751

TOTAL ASSETS	$2,324,267	$2,292,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,063	$1,113
Short-term borrowings	5,194	5,402
Accounts payable	211,954	222,774
Accrued salaries and wages	57,884	69,499
Accrued income and other taxes	30,788	16,798
Total current liabilities	306,883	315,586

Long-term debt, less current portion	574,459	583,399
Deferred taxes	152,258	150,312
Deferred credits and other liabilities	102,456	99,505
Total liabilities	1,136,056	1,148,802

Minority interest	2,858	5,397

Stockholders’ equity:
Common stock issued (115,620,089 and 115,045,107 shares)	11,562	11,505
Capital in excess of par value	262,131	249,609
Retained income	1,166,089	1,140,151
Other comprehensive income (loss)	(4,085)	(12,188)
Treasury common stock (8,803,461 and 8,803,461 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,185,353	1,138,733

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,324,267	$2,292,932

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2004	2003
Cash flows from operating activities
Net income	$43,027	$35,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,495	33,197
Minority interest in net income	75	207
Stock award compensation	3,817	3,470
Deferred income taxes	1,434	1,201
Income of unconsolidated affiliated company	(2,667)	(186)
Loss on sales of property and equipment	342	18
Restructuring related activities	(2,810)
Changes in working capital, net of effects of acquisitions	(18,853)	(24,528)
Net change in deferred charges and credits	3,419	4,925

Net cash provided by operating activities	62,279	53,778

Cash flows from investing activities
Additions to property and equipment	(34,112)	(26,277)
Business acquisition adjustments, net of cash acquired		(650)
Proceeds from sales of property and equipment	287	39
Proceeds from sale of restructuring related assets	3,131
Increased investment in unconsolidated affiliated company	(7,065)

Net cash used in investing activities	(37,759)	(26,888)

Cash flows from financing activities
Change in long-term debt	(14,312)	(12)
Change in short-term debt	(392)	(690)
Cash dividends paid to stockholders	(17,089)	(14,855)
Stock incentive programs	293	102

Net cash used in financing activities	(31,500)	(15,455)

Effect of exchange rates on cash	621	2,346

Net (decrease) increase in cash	(6,359)	13,781

Cash balance at beginning of year	76,476	56,401

Cash balance at end of period	$70,117	$70,182